Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Delivers Solid First-Quarter 2019 Results with Revenue Growth of 13 Percent

•	Terminix revenue increased 14 percent year-over-year, including 3 percent organically
•	ServiceMaster Brands revenue increased 5 percent year-over-year
•	ServiceMaster net income of $70 million included a $40 million tax-free realized gain on investment in frontdoor, inc.
•	Successful monetization of remaining frontdoor, inc. shares drove $484 million in net debt reduction
•	Guidance affirmed for full-year 2019 revenue, Adjusted EBITDA, and organic growth

MEMPHIS, TENN. — May 7, 2019  —ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential services to residential and commercial customers in the termite, pest control, cleaning and restoration markets, today announced unaudited first-quarter 2019 results. The American Home Shield segment, which was separated in a tax-free transaction on October 1, 2018, is reported in discontinued operations for prior periods.

For the quarter ended March 31, 2019, the company reported a year-over-year revenue increase of 13 percent to $482 million with net income of $70 million, or $0.51 per share. Net income benefited from a  $40 million tax-free realized gain on the monetization of the company’s 16.7 million shares in frontdoor, inc. Adjusted EBITDA(1) for the quarter was $109 million, and adjusted net income(2) was $45 million, or $0.33 per share, versus $28 million, or $0.21 per share, for the same period in 2018.

“Our solid performance in the quarter reflects the consistent progress we are making on executing our strategic initiatives,” said ServiceMaster Chief Executive Officer Nik Varty. “In our pest control core, organic growth of 3 percent in the quarter included 4 percent growth in residential pest and 2 percent in termite and home services, despite the impact of unseasonably cold weather and flooding on our operations and lead flow.  We see positive trends in commercial pest with customer retention reaching three-year highs, driven by continued improvement in customer service as we leverage the best practices of Copesan and enhance the customer experience we deliver. ServiceMaster Brands grew revenue organically 5 percent in the first quarter.  Our focus on high-growth market verticals is paying dividends with healthcare cleaning and disinfection up 7 percent and commercial restoration up 35 percent in the quarter. Strategic M&A also continues to be a growth driver, with 11 pest control acquisitions in the quarter.”

“We recently launched the Terminix Tick Defend System, in response to increasing tick borne illnesses. This is a reflection of our improved ability to leverage our product knowledge and application expertise to rapidly assess market needs and respond with innovative solutions for our customers. We also delivered on a major shareholder commitment as we successfully monetized our holdings in Frontdoor. With the proceeds, we further reduced our net debt levels by $484 million giving us additional flexibility to execute on our strategic initiatives. We remain diligently focused on profitability while investing in growth with a new operating system and a  dedicated commercial pest team.  Overall, solid first-quarter performance keeps us on track with our 2019 guidance expectations.”

Consolidated Performance

	Three Months Ended March 31,
$ millions	2019	2018	B/(W)
Revenue	$482	$428	$54
YoY growth			13%
Gross Margin	221	201	19
% of revenue	45.8%	47.1%	(1.3)	pts
SG&A	136	125	10
% of revenue	(28.2)%	(29.3)%	1.1	pts
Income from Continuing Operations before Income Taxes	79	23	56
% of revenue	16.4%	5.4%	11.0	pts
Net Income	70	40	30
% of revenue	14.5%	9.4%	5.1	pts
Adjusted Net Income(2)	45	28	16
% of revenue	9.3%	6.6%	2.7	pts
Adjusted EBITDA(1)	109	97	11
% of revenue	22.6%	22.7%	(0.2)	pts
Net Cash Provided from Operating Activities from Continuing Operations	90	84	7
Free Cash Flow(3)	81	65	16

Segment Performance

Revenue and Adjusted EBITDA for each reportable segment and Corporate were as follows:

	Three Months Ended March 31,
	Revenue		Adjusted EBITDA
$ millions	2019	B/(W) vs. PY	2019	B/(W) vs. PY
Terminix	$419	$51	$83	$(3)
YoY growth / % of revenue		14%	19.8%	(3.7)	pts
ServiceMaster Brands	62	3	23	—
YoY growth / % of revenue		5%	36.9%	(0.9)	pts
Corporate(4)	—	—	3	3
Costs historically allocated to American Home Shield	—	—	—	11
Total	$482	$54	$109	$11
YoY growth / % of revenue		13%	22.6%	(0.2)	pts

Reconciliations of net income to adjusted net income and Adjusted EBITDA, as well as a reconciliation of net cash provided from operating activities from continuing operations to free cash flow, are set forth below in this press release.

Terminix

Terminix reported 14 percent year-over-year revenue growth in the first quarter of 2019,  including over 4 percent organic growth in residential pest control services, 2 percent organic growth in termite and home services, and 43 percent growth from acquisitions in commercial pest control, principally from the March 2018 Copesan acquisition and the January 2019 acquisition of Assured Environments.  Similar to the prior year, first-quarter 2019 revenue growth was negatively impacted by approximately $3 million due to unseasonably cold weather conditions and flooding that affected branch operations and lead flow.

Adjusted EBITDA in the first quarter decreased by $3 million year-over-year,  partially the result of $6 million of investments in growth, including $2 million increased sales and marketing expense to drive continued growth and $2 million in Salesforce implementation costs as the company replaces legacy operating systems. First-quarter Adjusted EBITDA was also burdened by $4 million in spin related dis-synergies. These costs were partially offset by $6 million in flow-through from higher organic revenue and $4 million in contribution from acquisitions.

ServiceMaster Brands

ServiceMaster Brands reported a  $3 million, or 5 percent, year-over-year revenue increase in the first quarter of 2019. Organic growth of 5 percent included 7 percent growth in healthcare cleaning and 17 percent growth in commercial cleaning national accounts.  Organic growth in commercial restoration of 35 percent was aided by the completion of a large one-time job during the quarter. Normalized for the completion of this job, commercial restoration organic growth would have been 19 percent.

Adjusted EBITDA in the first quarter was relatively flat with the flow through of higher revenue largely offset by the absorption of dis-synergies in the quarter.

Corporate

Adjusted EBITDA in the three months ended March 31, 2019 increased $3 million from the prior year. The increase is primarily related to favorable claims settlements related to the company’s workers’ compensation, auto and general liability program.

Historically Allocated Services

The company has historically incurred the cost of certain corporate-level activities that we performed on behalf of our businesses, including American Home Shield, such as executive functions, communications, public relations, finance and accounting, tax, treasury, internal audit, human resources operations and benefits, risk management and insurance, supply management, real estate management, legal, marketing, facilities, information technology and other general corporate support services. The cost of such activities were historically allocated to our segments, including American Home Shield. Certain corporate expenses which were historically allocated to the American Home Shield segment are not permitted to be classified as discontinued operations under U.S. GAAP (“Historically Allocated Services”). Such Historically Allocated Services amounted to $11 million for the three months ended March 31, 2018.

The costs of Historically Allocated Services which were not transferred to American Home Shield will be borne by our remaining businesses in the future as dis-synergies. We continue to estimate total dis-synergies to be approximately $18 million in 2019.

Share Repurchase Plan

On February 19, 2019, our Board of Directors approved a three-year extension to the company’s share repurchase plan allowing up to $150 million of repurchases through February 2022. During the month of March, the company purchased 36,360 shares at average price of $47.02 for a total of $2 million. As of March 31, 2019, there remains $148 million of capacity under the share repurchase plan.

Frontdoor Share Monetization

In the first quarter we monetized the 16.7 million shares of frontdoor common stock we retained after the spin-off, resulting in net proceeds of $486 million.

In the first quarter, we prepaid $434 million aggregate principal amount of term loans outstanding under our senior secured term loan facility. We also purchased approximately $7 million in aggregate principal amount of our 7.45% notes maturing in 2027 at a price of 105.5% and $3 million in aggregate principal amount of our 7.25% notes maturing in 2038 at a price of 99.5%. The repurchased notes were delivered to the trustee for cancellation.

Subsequent to the end of the quarter, we prepaid $38 million of our senior secured term loan facility and purchased $1 million in aggregate principal amount of our 7.45% notes maturing in 2027 at a price of 105.5% of the principal amount.

The resulting $484 million of debt reduction puts the company within its targeted leverage range and allows significant flexibility to pursue strategic initiatives.

Free Cash Flow

Free cash flow was $81 million for the three months ended March 31, 2019 compared to $65 million for the three months ended March 31, 2018.  The $16 million improvement was driven by higher adjusted EBITDA, net of taxes, a decrease in cash interest as a result of debt reduction,  and lower property additions compared to prior year due to 2018 purchases related to our Global Service Center relocation. First-quarter 2019 free cash flow to adjusted EBITDA conversion was 75 percent. The company expects free cash flow to range between 50 to 60 percent of Adjusted EBITDA in 2019.

Full-Year 2019 Outlook

The company expects full-year 2019 revenue to range from $2,020 million to $2,050 million, or an increase of 6 to 8 percent compared to 2018. Organic revenue growth at Terminix is expected to range from 2 to 3 percent. ServiceMaster Brands will continue to focus on high value business verticals and revenue channels such as commercial restoration, healthcare and commercial cleaning national accounts and is expected to drive organic growth in the mid-single digits.

Full-year 2019 Adjusted EBITDA is anticipated between $435 million and $445 million. Terminix is expected to contribute approximately 30 percent incremental margins, excluding incremental spin dis-synergies of $11 million and $9 million of investments related to the Salesforce implementation. At ServiceMaster Brands, continuing growth in national accounts will increase Adjusted EBITDA but creates slight margin pressure in 2019. We expect a positive inflection point in our year-over-year Adjusted EBITDA margins in the second half of the year as a result of revenue conversion more than offsetting year-over-year dis-synergies and investments in growth.

A reconciliation of the forward-looking 2019 Adjusted EBITDA outlook to net income is not being provided as the company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

First-Quarter 2019 Earnings Conference Call

The company will hold a conference call to discuss its first-quarter 2019 financial and operating results at 8 a.m. central time (9 a.m. eastern time) on Tuesday, May 7, 2019.

Participants may join this conference call by dialing 800.695.3360 (or international participants, +1.303.223.2693). Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results will also be available. To participate via webcast and view the presentation, visit the company’s investor relations home page.

The call will be available for replay until June 6, 2019. To access the replay of this call, please call 800.633.8284 and enter reservation number 21922791 (international participants: +1.402.977.9140, reservation number 21922791). Or you can review the webcast on the company’s investor relations home page.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (commercial cleaning), ServiceMaster Restore (restoration and reconstruction), Terminix (termite and pest control), and Terminix Commercial (commercial termite and pest control). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements, including 2019 revenue and Adjusted EBITDA outlook and organic revenue growth projections. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; the effects of our substantial indebtedness; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. The company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated like or comparable to similarly titled measures of other companies. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. Adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow are not measurements of the company’s financial performance under GAAP and should not be considered as an alternative to net income, net cash provided by operating activities from continuing operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating performance and liquidity comparisons, as applicable, by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

_______________________________________________

(1) Adjusted EBITDA is defined as net income before: gain from discontinued operations, net of income taxes; provision for income taxes; interest expense; depreciation and amortization expense; acquisition-related costs; fumigation related matters; non-cash stock-based compensation expense; restructuring charges; loss on extinguishment of debt; and realized (gain) on investment in frontdoor, inc. The company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2) Adjusted net income is defined as net income before: amortization expense; fumigation related matters; restructuring charges; acquisition-related costs; realized (gain) on investment in frontdoor, inc.; gain from discontinued operations, net of income taxes; loss on extinguishment of debt; and the tax impact of the aforementioned adjustments and the impact of tax law change on deferred taxes. The company’s definition of adjusted net income may not be comparable to similarly titled measures of other companies. Adjusted earnings per share is calculated as adjusted net income divided by the weighted-average diluted common shares outstanding.

(3) Free cash flow is defined as net cash provided from operating activities from continuing operations less property additions, net of government grant fundings for property additions.

(4) Corporate includes the unallocated expenses of our corporate functions.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Income

(In millions, except per share data)

	Three Months Ended
	March 31,
	2019	2018
Revenue	$482	$428
Cost of services rendered and products sold	261	226
Selling and administrative expenses	136	125
Amortization expense	6	3
Acquisition-related costs	1	—
Fumigation related matters	1	—
Restructuring charges	7	12
Realized (gain) on investment in frontdoor, inc.	(40)	—
Interest expense	27	37
Interest and net investment income	(1)	—
Loss on extinguishment of debt	6	—
Income from Continuing Operations before Income Taxes	79	23
Provision for income taxes	9	6
Income from Continuing Operations	70	17
Gain from discontinued operations, net of income taxes	—	23
Net Income	$70	$40
Total Comprehensive Income	$68	$50
Weighted-average common shares outstanding - Basic	135.8	135.2
Weighted-average common shares outstanding - Diluted	136.4	135.6
Basic Earnings Per Share:
Income from Continuing Operations	$0.51	$0.12
Gain from discontinued operations, net of income taxes	—	0.17
Net Income	0.51	0.30
Diluted Earnings Per Share:
Income from Continuing Operations	$0.51	$0.12
Gain from discontinued operations, net of income taxes	—	0.17
Net Income	0.51	0.30

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Financial Position

(In millions, except share data)

	As of	As of
	March 31,	December 31,
	2019	2018
Assets:
Current Assets:
Cash and cash equivalents	$255	$224
Investment in frontdoor, inc.	—	445
Receivables, less allowances of $20 and $21, respectively	183	186
Inventories	46	45
Prepaid expenses and other assets	64	61
Total Current Assets	548	962
Other Assets:
Property and equipment, net	201	201
Operating lease right-of-use assets	105	—
Goodwill	2,037	1,956
Intangible assets, primarily trade names, service marks and trademarks, net	1,603	1,588
Restricted cash	89	89
Notes receivable	44	43
Long-term marketable securities	17	21
Deferred customer acquisition costs	74	77
Other assets	52	87
Total Assets	$4,769	$5,023
Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$94	$89
Accrued liabilities:
Payroll and related expenses	47	60
Self-insured claims and related expenses	55	58
Accrued interest payable	20	14
Other	57	61
Deferred revenue	100	95
Current portion of lease liability	17	—
Current portion of long-term debt	52	49
Total Current Liabilities	443	425
Long-Term Debt	1,289	1,727
Other Long-Term Liabilities:
Deferred taxes	483	484
Other long-term obligations, primarily self-insured claims	156	182
Long-term lease liability	119	—
Total Other Long-Term Liabilities	757	666
Commitments and Contingencies
Stockholders' Equity:
Common stock $0.01 par value (authorized 2,000,000,000 shares with 147,605,165 shares issued and 136,046,435 outstanding at March 31, 2019 and 147,209,928 shares issued and 135,687,558 outstanding at December 31, 2018)	2	2
Additional paid-in capital	2,318	2,309
Retained Earnings	226	156
Accumulated other comprehensive income	3	5
Less common stock held in treasury, at cost (11,558,730 shares at March 31, 2019 and 11,552,370 shares at December 31, 2018)	(269)	(267)
Total Stockholders' Equity	2,280	2,204
Total Liabilities and Stockholders' Equity	$4,769	$5,023

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended
	March 31,
	2019	2018
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	$313	$563
Cash Flows from Operating Activities from Continuing Operations:
Net Income	70	40
Adjustments to reconcile net income to net cash provided from operating activities:
Gain from discontinued operations, net of income taxes	—	(23)
Depreciation expense	19	17
Amortization expense	6	3
Amortization of debt issuance costs	1	1
Amortization of lease right-of-use assets	5	—
Fumigation related matters	1	—
Payments on fumigation related matters	(1)	—
Realized (gain) on investment in frontdoor, inc.	(40)	—
Loss on extinguishment of debt	6	—
Deferred income tax provision	3	2
Stock-based compensation expense	4	4
Gain on sale of marketable securities	(1)	—
Restructuring charges	7	12
Payments for restructuring charges	(5)	(4)
Other	13	9
Change in working capital, net of acquisitions:
Receivables	8	14
Inventories and other current assets	(2)	(10)
Accounts payable	6	9
Deferred revenue	5	5
Accrued liabilities	(24)	(11)
Accrued interest payable	6	3
Current income taxes	4	12
Net Cash Provided from Operating Activities from Continuing Operations	90	84
Cash Flows from Investing Activities from Continuing Operations:
Property additions	(9)	(20)
Government grant fundings for property additions	—	1
Business acquisitions, net of cash acquired	(100)	(92)
Sales and maturities of available-for-sale securities	3	—
Origination of notes receivable	(25)	(23)
Collections on notes receivable	42	24
Net Cash Used for Investing Activities from Continuing Operations	(89)	(110)
Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	600	—
Payments of debt	(572)	(95)
Repurchase of common stock	(2)	—
Issuance of common stock	5	2
Net Cash Provided from (Used for) Financing Activities from Continuing Operations	31	(93)
Cash Flows from Discontinued Operations:
Cash (used for) provided from operating activities	(1)	58
Cash used for investing activities	—	(3)
Net Cash (Used for) Provided from Discontinued Operations	(1)	55
Cash Increase (Decrease) During the Period	31	(64)
Cash and Cash Equivalents and Restricted Cash at End of Period	$344	$500

The following table presents reconciliations of net income to adjusted net income.

	Three Months Ended
	March 31,
(In millions)	2019	2018
Net Income	$70	$40
Amortization expense	6	3
Acquisition-related costs	1	—
Fumigation related matters	1	—
Restructuring charges	7	12
Realized (gain) on investment in frontdoor, inc.	(40)	—
Gain from discontinued operations, net of income taxes	—	(23)
Loss on extinguishment of debt	6	—
Tax impact of adjustments	(5)	(4)
Adjusted Net Income	$45	$28
Weighted-average diluted common shares outstanding	136.4	135.6
Adjusted earnings per share	$0.33	$0.21

The following table presents reconciliations of net cash provided from operating activities from continuing operations to free cash flow.

	Three Months Ended
	March 31,
(In millions)	2019	2018
Net Cash Provided from Operating Activities from Continuing Operations	$90	$84
Property additions and Government grant fundings for property additions	(9)	(19)
Free Cash Flow	$81	$65

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended
	March 31,

(In millions)	2019	2018
Net income	$70	$40
Depreciation and amortization expense	24	21
Acquisition-related costs	1	—
Fumigation related matters	1	—
Non-cash stock-based compensation expense	4	4
Restructuring charges	7	12
Realized (gain) on investment in frontdoor, inc.	(40)	—
Gain from discontinued operations, net of income taxes	—	(23)
Provision for income taxes	9	6
Loss on extinguishment of debt	6	—
Interest expense	27	37
Adjusted EBITDA	$109	$97

Terminix	$83	$86
ServiceMaster Brands	23	23
Corporate	3	—
Costs historically allocated to American Home Shield	—	(11)
Adjusted EBITDA	$109	$97

Terminix Segment

Revenue by service line is as follows:

	Three Months Ended
	March 31,

(In millions)	2019	2018	Growth		Acquired		Organic
Residential Pest Control	$158	$140	$18	13%	$12	9%	$6	4%
Commercial Pest Control	89	62	27	43%	27	43%	—	—%
Termite and Home Services	156	151	5	4%	2	1%	4	2%
Other	16	15	1	9%	—	—%	1	9%
Total revenue	$419	$368	$51	14%	$41	11%	$11	3%

ServiceMaster Brands Segment

Revenue by service line is as follows:

	Three Months Ended		% of	% of
	March 31,		Revenue	Revenue
(In millions)	2019	2018	2019	2018
Royalty Fees	$34	$33	55%	55%
Commercial Cleaning National Accounts	17	15	28	25
Sales of Products	3	3	6	6
Other	7	9	12	14
Total revenue	$62	$60	100%	100%